Exhibit 99.(h)(1)(x)

HARRIS OAKMARK ETF TRUST

HARRIS ASSOCIATES INVESTMENT TRUST (ETF SHARE CLASS)
AMENDMENT TO AUTHORIZED PARTICIPANT AGREEMENT

TO ADD ETF SHARE CLASS

This is an amendment (the “Amendment”) to the Authorized Participant Agreement, dated as of                      (the “Agreement”), by and between                                               (the “Participant”), Foreside Fund Services, LLC (the “Distributor”), State Street Bank and Trust Company in its capacity as transfer agent for the Trust (the “Transfer Agent”), and solely with respect to Sections 4(c) and 12(c) of the Agreement, Harris Oakmark ETF Trust (“HOET” and a “Trust”). This Amendment is effective as of                                  , 2026 (the “Effective Date”).

WHEREAS, the parties desire to amend the Agreement to add certain exchange-traded share classes of certain series of Harris Associates Investment Trust (“HAIT”, a “Trust” and, collectively with HOET, the “Trusts”) as a party to the Agreement, solely with respect to Sections 4(c) and 12(c) of the Agreement,

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.            New Party. HAIT is hereby added as a party to this Agreement, and acknowledges that it has received and reviewed a complete copy of the Agreement and agrees that upon its execution of this Amendment, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.

2.            Consent of Existing Parties. Each of the Distributor, the Participant, the Transfer Agent and HOET hereby acknowledges and consents to the addition of the HAIT to the Agreement on the terms set forth herein.

3.            Definition of Trust. From and after the Effective Date, all references to “Trust” shall mean HOET and HAIT, severally and not jointly. Unless the context otherwise requires, any reference in this Agreement to the Trust shall refer to HOET and HAIT individually.

4.            Definition of Shares. All references to “Shares” shall mean each exchange-traded class of shares issued by a Fund. For the avoidance of doubt, the Agreement shall not apply to any share class of a Fund which is not traded on an exchange and such non-exchange-traded share classes shall continue to be offered and redeemed in accordance with standard mutual fund procedures set forth in the Prospectus.

5.            Ratification. Except as expressly modified by this Amendment, all terms and conditions of the Agreement remain in full force and effect and are hereby ratified and confirmed.

6.            Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FORESIDE FUND SERVICES, LLC

By:

Name: Teresa Cowan Title: President
Address: 190 Middle Street, Suite 301
Portland, Maine 04101
Telephone: 207-553-7100
E-mail: etp-services@acaglobal.com
Date:

[Name of Participant]

DTC/NSCC Clearing Participant Code:

By:

Name:

Title:

Address:

Telephone:

E-mail:

Date:

STATE STREET BANK AND TRUST COMPANY as Transfer Agent

By:

Name:

Title:

Telephone:

E-mail:

Date:

ACKNOWLEDGED AND AGREED, SOLELY WITH RESPECT TO SECTIONS 4(c) and 12(c) HEREOF:

HARRIS OAKMARK ETF TRUST

By:

Name:

Title:

Address:

Telephone:

E-mail:

Date:

ACKNOWLEDGED AND AGREED, SOLELY WITH RESPECT TO SECTIONS 4(c) and 12(c) HEREOF:

HARRIS ASSOCIATES INVESTMENT TRUST

By:

Name:

Title:

Address:

Telephone:

E-mail:

Date: